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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 33-53883 of Michaels Stores, Inc. on Form S-3 of our report dated March 4, 1994 (May 11, 1994 as to Note 11) relating to the financial statements of Leewards Creative Crafts, Inc. (the "Company") as of and for the years ended January 30, 1994 and January 31, 1993, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Agreement and Plan of Merger whereby the Company will become a subsidiary of Michaels Stores, Inc., appearing in the Prospectus, which is part of such Registration Statement.

   We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche
DELOITTE & TOUCHE

Chicago, Illinois
August 8, 1994